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                                                                    EXHIBIT 4.11







                         RECEIVABLES PURCHASE AGREEMENT


                                     between


                                   UNOVA, INC.

                                    as Seller


                                       and


                               KCH FUNDING, L.L.C.

                                  as Purchaser


                            Dated as of June 18, 1999






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                         RECEIVABLES PURCHASE AGREEMENT

                  This RECEIVABLES PURCHASE AGREEMENT, dated as of June 18, 1999 (as amended, supplemented or otherwise modified and in effect from time to time, this "AGREEMENT"), between UNOVA, INC., a Delaware corporation, as seller (the "SELLER") and KCH FUNDING, L.L.C., a Delaware limited liability company, as purchaser (the "PURCHASER").

                              W I T N E S S E T H :

                  WHEREAS, the Purchaser desires to purchase from the Seller from time to time certain accounts receivable owing from Obligors which are purchased from the divisions listed on Annex 1 hereto of UNOVA Industrial Automation Systems, Inc., a Delaware corporation ("IAS") (as Annex 1 may from time to time be amended by the written agreement of the parties hereto) and Intermec Technologies Corporation, a Washington corporation ("INTERMEC," together with such divisions of IAS, collectively, the "ORIGINATOR SUBSIDIARIES") and which are generated in the normal course of the Originator Subsidiaries' business pursuant to, or evidenced by, purchase orders, invoices or other written agreements or with invoices on open accounts;

                  WHEREAS, the Seller desires to sell and assign from time to time such certain accounts receivable to the Purchaser upon the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between the Purchaser and the Seller as follows:


                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.1. DEFINITIONS. All capitalized terms used herein shall have the meanings specified herein or, if not so specified, the meaning specified in, or incorporated by reference into, the Transfer Agreement, and shall include in the singular number the plural and in the plural number the singular:

                  "ADVANCE" shall have the meaning specified in Section 3.2(a).

                  "ELIGIBLE RECEIVABLE"  means, at any time, any Receivable:

                           (i) which has been originated by an Originator Subsidiary and with respect to which the Seller, immediately prior to the transfer hereunder, has good title, free and clear of all Adverse Claims;

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                           (ii)     the Obligor of which is a United States
                  resident at the time of the initial creation of an interest therein hereunder, is not an Affiliate or employee of any of the parties hereto, and is not a government or a governmental subdivision or agency;

                           (iii) which is not a Defaulted Receivable at the time of the initial creation of an interest therein hereunder;

                           (iv) which is not a Delinquent Receivable at the time of the initial creation of an interest therein hereunder, provided that, for the initial purchase only, the term "Eligible Receivable" shall be deemed not to include this clause;

                           (v) which, (A) arises pursuant to a Contract with respect to which the Seller and the applicable Originator Subsidiary has performed all obligations required to be performed by it thereunder, including without limitation shipment of the merchandise and/or the performance of the services purchased thereunder; (B) has been billed; and (C) according to the Contract related thereto, is required to be paid in full within sixty (60) days of the original invoice date therefor;

                           (vi) which is an "eligible asset" as defined in Rule 3a-7 under the Investment Company Act of 1940, as amended;

                           (vii) a purchase of which with the proceeds of Commercial Paper would constitute a "current transaction" within the meaning of Section 3(a)(3) of the Securities Act of 1933, as amended;

                           (viii) which is an "account" or "chattel paper" and is not evidenced by instruments within the meaning of Article 9 of the UCC of all applicable jurisdictions;

                           (ix) which is denominated and payable only in United States dollars in the United States;

                           (x) which, arises under a Contract that together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms and is not subject to any litigation, dispute, offset, counterclaim or other defense;

                           (xi) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract

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                  related thereto is in violation of any such law, rule or
                  regulation in any material respect;

                           (xii)    which (A) satisfies all applicable
                  requirements of the applicable Credit and Collection Policy, and (B) is assignable without the consent of, or notice (which has not been given) to, the Obligor thereunder;

                           (xiii) which was generated in the ordinary course of the applicable Originator Subsidiary's business;

                           (xiv) the Obligor of which has been directed to make all payments to a specified account of the Servicer with respect to which there shall be a Lock-Box Agreement in effect, except as permitted pursuant to Section 4.1(n) of the Transfer Agreement;

                           (xv)     [Reserved]

                           (xvi) the assignment of which under this Agreement by the Seller to the Purchaser does not violate, conflict or contravene any applicable laws, rules, regulations, orders or writs or any contractual or other restriction, limitation or encumbrance;

                           (xvii) except as permitted by Section 6.2(a) of the Transfer Agreement, which has not been compromised, adjusted or modified (including by the extension of time for payment or the granting of any discounts, allowances or credits); provided, however, that only such portion of such Receivable that is the subject of such compromise, adjustment or modification shall be deemed to be ineligible pursuant to the terms of this clause (xvii); and

                           (xviii)  which is not a Receivable originated by the
                  Cincinnati Machine Division of UNOVA Industrial Automation Systems, Inc. until such time as the Purchaser and the Seller shall have mutually agreed in writing that this clause is no longer effective.

                  "ORIGINATOR SUBSIDIARY" shall have the meaning set forth in the recitals hereto.

                  "PURCHASE PERCENTAGE" shall mean for any day the fair market value discount rate as mutually agreed between the Purchaser and the Seller for each month during the term hereof (the application of such rate to result in a Purchase Price which constitutes fair consideration and approximate fair market value for the Receivables and related property then conveyed hereunder reasonably approximate to an arms length transaction between unaffiliated parties as determined by the Purchaser and the Seller) or, in the absence of such agreement for such month, the quotient (expressed as a percentage) of (a) one DIVIDED by (b) the sum of (i) one, plus (ii) the product of (A) the prime rate (as announced by NationsBank, N.A.) on such date and (B) a fraction, the

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numerator of which is the average scheduled number of days to maturity for such
Receivables pursuant to the related Contracts, and the denominator of which is 365.

                  "PURCHASE DATE" means each day on which the Seller sells and Purchaser purchases any Receivables hereunder.

                  "PURCHASE PRICE" shall have the meaning set forth in Section
3.1 hereof.

                  "PURCHASER" means KCH Funding, L.L.C., a Delaware limited liability company, and its successors and assigns.

                  "RECEIVABLE" means the indebtedness, obligation or liability owed to the Seller or any Originator Subsidiary by any Obligor under a Contract, whether constituting an account, chattel paper, instrument, investment property or general intangible, arising in connection with the sale or lease of merchandise or the rendering of services by the applicable Originator Subsidiary and includes the right to payment of any Finance Charges and other obligations of such Obligor with respect thereto; PROVIDED, HOWEVER, that only Receivables of IAS which are generated from the divisions listed on Annex 1 hereto (as such annex may be modified from time to time by the written agreement of the parties hereto), shall be included within the scope of this Agreement and all other receivables generated from other divisions of IAS are excluded hereunder. Notwithstanding the foregoing, once a Receivable has been repurchased pursuant to Section 6.1 hereof, it shall no longer constitute a Receivable hereunder.

                  "RELATED SECURITY" means with respect to any Receivable, all of the Seller's rights, title and interest in, to and under:

                           (i) the merchandise (including returned or repossessed merchandise), if any, the sale of which by an Originator Subsidiary gave rise to such Receivable;

                           (ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

                           (iii) all guarantees, indemnities, warranties, insurance (and proceeds and premium refunds thereof) or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

                           (iv)     all Records related to such Receivable;

                           (v)      all Lock-Box Accounts and Lock-Box
                  Agreements; and

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                           (vi)     all Proceeds of any of the foregoing.

                  "RELEVANT UCC" shall mean the Uniform Commercial Code as in effect in the States of New York and California.

                  "SELLER" shall mean UNOVA, Inc., a Delaware corporation, and its successors and assigns.

                  "TRANSFER AGREEMENT" shall mean the Transfer and Administration Agreement, dated as of June 18, 1999, by and among the Purchaser, the Seller, the Servicer, the Company and the Agent, as such agreement may be amended, modified or supplemented from time to time.

                  SECTION 1.2. OTHER TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the Relevant UCC, and not specifically defined herein, are used herein as defined in such Article 9.

                  SECTION 1.3. COMPUTATION OF TIME PERIODS. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

                                   ARTICLE II

                PURCHASE, CONVEYANCE AND SERVICING OF RECEIVABLES

SECTION 2.1.   SALE.

                  (a) Upon the terms and subject to the conditions set forth herein, the Seller hereby agrees to sell, convey, transfer and assign to the Purchaser, and the Purchaser hereby agrees to purchase and accept such conveyance, transfer and assignment from the Seller, on the terms and subject to the conditions specifically set forth herein, of all of the Seller's right, title and interest, whether now owned or hereafter acquired, in, to and under certain Receivables and the Related Security, Collections and proceeds relating thereto, provided that the Termination Date has not occurred. Any such foregoing sale, assignment, transfer and conveyance does not constitute an assumption by the Purchaser of any obligations of the Seller or any other Person to Obligors or to any other Person in connection with such Receivables and the Related Security, Collections and proceeds relating thereto or other agreement and instrument relating thereto. The parties hereto shall execute a transfer certificate in the form of Exhibit A attached hereto.

                  (b) In connection with any such foregoing sale, the Seller agrees to record and file on or prior to the Closing Date, at its own expense, a financing statement or statements with respect to the Receivables and the other property described in Section 2.1(a) sold and to be sold by the Seller hereunder meeting the requirements of applicable state law in such manner and in

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such jurisdictions as are necessary to perfect and protect the interests of the
Purchaser created hereby under the Relevant UCC (subject, in the case of Related Security constituting returned inventory, to the applicable provisions of
Section 9-306 of the Relevant UCC) against all creditors of and purchasers from the Seller, and to deliver either the originals of such financing statements or a file-stamped copy of such financing statements or other evidence of such filings to the Purchaser on the Closing Date.

                  (c) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Purchaser may reasonably request in order to perfect or protect the interest of the Purchaser in the Receivables and other property purchased hereunder or to enable the Purchaser to exercise or enforce any of its rights hereunder. Without limiting the foregoing, the Seller will, in order to accurately reflect any purchase and sale transaction, execute and file such financing or continuation statements or amendments thereto or assignments thereof (as permitted pursuant hereto) as may be reasonably requested by the Purchaser, and upon the request of the Purchaser, mark its aged trial balances computerized records with a legend describing the purchase by the Purchaser of Receivables and the subsequent transfer thereof to the Company pursuant to the Transfer Agreement and stating "An interest in these accounts receivable has been conveyed to the Company pursuant to a Transfer and Administration Agreement dated as of June 18, 1999." The Seller shall, upon the reasonable request of the Purchaser, obtain such additional search reports as the Purchaser shall request. To the fullest extent permitted by applicable law, the Purchaser shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the Seller's signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.

                  (d) It is the express intent of the Seller and the Purchaser that the transactions contemplated hereby shall be a purchase by the Purchaser and a sale by the Seller of Receivables and any conveyance of Receivables by the Seller to the Purchaser pursuant to this Agreement be construed as a sale of such Receivables by the Seller to the Purchaser. Further, it is not the intention of the Seller and the Purchaser that such conveyance be deemed a grant of a security interest in any Receivables by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in case that, notwithstanding the intent of the parties, any Receivables conveyed hereunder are construed to constitute property of the Seller, then (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the Relevant UCC; and (ii) the conveyance by the Seller provided for in this Agreement shall be deemed to be, and the Seller hereby grants to the Purchaser, a security interest in, to and under all of the Seller's right, title and interest in, to and under all Receivables conveyed by the Seller to the Purchaser, to secure the rights of the Purchaser set forth in this Agreement or as may be determined in connection therewith by applicable law. The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in, and not a sale of, Receivables, such security interest would be deemed to be a perfected security interest in favor of the Purchaser under applicable law and will be maintained as such throughout the term of this Agreement.

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                  SECTION 2.2. SERVICING OF RECEIVABLES. The servicing,
administering and collection of the Receivables conveyed hereunder shall be conducted by the Servicer as set forth and in accordance with the Transfer Agreement. The Purchaser hereby appoints the Servicer as its agent to enforce the Purchaser's rights and interests in, to and under the Receivables, the Related Security, Collections and proceeds with respect thereto.

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                                   ARTICLE III

                     CONSIDERATION AND PAYMENT; RECEIVABLES

SECTION 3.1.  PURCHASE PRICE.

                  (a) The purchase price for any Receivable and related property conveyed, transferred and assigned to the Purchaser by the Seller under this Agreement shall be a dollar amount equal to the product of (i) the aggregate outstanding balance of the Receivables sold pursuant to such conveyance, and (ii) the Purchase Percentage at such time (the "PURCHASE PRICE").

                  SECTION 3.2. PAYMENT OF PURCHASE PRICE.

                  (a) The Purchase Price for any Receivables and related property conveyed hereunder shall be paid in the following manner: (i) by payment of cash in immediately available funds, or (ii) with the consent of the Seller, capital contributed by the Seller to Purchaser in the form of a contribution of the additional Receivables or (iii) any combination of the foregoing.

                  SECTION 3.3. MONTHLY REPORT. On or before the fifteenth (15th) Business Day of each fiscal month, the Seller shall prepare or cause to be prepared and forward to the Purchaser (i) an Investor Report as of the end of the last day of the immediately preceding fiscal month, (ii) if requested by the Purchaser, a listing by Obligor of all Receivables together with an aging of such Receivables and (iii) such other information pertaining to the Receivables or the transactions hereunder as the Purchaser may reasonably request.



                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

SECTION 4.1. SELLER'S REPRESENTATIONS AND WARRANTIES. On the Closing Date and on each Purchase Date, the Seller represents and warrants to the Purchaser that:

                  (a) CORPORATE EXISTENCE AND POWER. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted and the Seller is duly qualified to do business in, and is in good standing in, every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to have such items or to be so qualified or in good standing would not have a material adverse effect on the ability of the Seller to perform its obligations hereunder.

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                  (b)      CORPORATE AND GOVERNMENTAL AUTHORIZATION;
CONTRAVENTION. The execution, delivery and performance by the Seller of this Agreement is within the Seller's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Official Body or official thereof (except as contemplated hereby or by the Transfer Agreement), and do not contravene, or constitute a default under, any provision of applicable law, rule or regulation or of the certificate of incorporation of the Seller or of any agreement, judgment, injunction, order, writ, decree or other instrument binding upon the Seller or result in the creation or imposition of any Adverse Claim on the assets of the Seller or any of its Subsidiaries, except where such failure would not have a material adverse effect on the ability of the Seller to perform its obligations hereunder.

                  (c) BINDING EFFECT. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

                  (d) PERFECTION OF SALE. Immediately preceding each sale hereunder, the Seller shall be the legal and beneficial owner of all of the Receivables and the Related Security and Collections to be sold hereunder, free and clear of all Adverse Claims. On or prior to each sale hereunder, all financing statements and other documents required to be recorded or filed under the UCC in order to perfect and protect the interest of the Purchaser in the Receivables against all creditors of and purchasers from the Seller or any Originator Subsidiary will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

                  (e) ACCURACY OF INFORMATION. All information heretofore furnished by the Seller or any Originator Subsidiary (including without limitation, the Investor Reports, any reports delivered pursuant to Section 2.10 of the Transfer Agreement and the Seller's financial statements) for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Seller to the Purchaser or to any party pursuant to the Transfer Agreement will be complete and accurate as of such date in every material respect, and neither the Seller nor any Originator Subsidiary has omitted to disclose any information which is material to the transaction, on the date such information is stated or certified.

                  (f) TAX STATUS. The Seller has filed all tax returns (federal, state and local) required to be filed and has paid or made adequate provision for the payment of all taxes and assessments due pursuant to such returns or pursuant to any assessment received in respect thereof, and other governmental charges payable by it other than any such filings or payments which the failure to make or pay would not have a material adverse effect on the ability of the Seller to perform its obligations hereunder.

                  (g) ACTION, SUITS. There are no actions, suits or proceedings pending, or to the knowledge of the Seller threatened, against or affecting the Seller or any Originator Subsidiary of

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the Seller or their respective properties, in or before any court, arbitrator or other body which could reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations hereunder; the Seller is not in violation of any material order of any court, arbitrator or Official Body.

                  (h) USE OF PROCEEDS. No proceeds of any sale hereunder will be used by the Seller to acquire any security in any transaction which is subject to Section 12 of the Securities Exchange Act of 1934, as amended or for any purpose that violates any applicable law, rule or regulation, including Regulation U of the Federal Reserve Board.

                  (i) PLACE OF BUSINESS. The principal place of business and chief executive office (as such terms are defined in the UCC) of the Seller are located at the address of the Seller indicated in Section 9.3 hereof and the offices where the Seller and each Originator Subsidiary keeps all its Records relating to the Receivables, are located at the address(es) described on Exhibit B annexed hereto or such other locations notified to the Purchaser in accordance with Section 5.1 hereof in jurisdictions where all action required by Section
2.1 hereof has been taken and completed.

                  (j) GOOD TITLE. Upon each sale, the Purchaser shall acquire a valid ownership interest in each Receivable that exists on the date of such sale and in the Related Security and Collections with respect thereto free and clear of any Adverse Claim.

                  (k) TRADENAMES, ETC. As of the date hereof: (i) the Seller has no Subsidiaries or divisions except those set forth on Exhibit C annexed hereto; and (ii) the Seller and each Originator Subsidiary has, within the last eighteen (18) months, operated only under the tradenames identified in Exhibit D annexed hereto, and, within the last eighteen (18) months, has not changed its name, merged with or into or consolidated with any other corporation or been the subject of any proceeding under the Bankruptcy Code, except as disclosed in Exhibit D annexed hereto.

                  (l) NATURE OF RECEIVABLES. Each Receivable (x) represented by the Seller to be an Eligible Receivable (including in any Investor Report or other report delivered pursuant to Section 3.3 hereof or (y) included in the calculation of the Net Receivables Balance, in fact satisfies at such time the definition of "Eligible Receivable" set forth herein and, in the case of clause (y) above, is not a Receivable of the type described in clause
(i) of the definition of "Net Receivables Balance".

                  (m) AMOUNT OF RECEIVABLES. As of May 31, 1999, the aggregate outstanding balance of the Receivables in existence was $207,588,629 and the Net Receivable Balance was $132,323,430.

                  (n) CREDIT AND COLLECTION POLICY. Since June 4, 1999, there have been no material changes in any Credit and Collection Policy other than as permitted hereunder.

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                  (o)      COLLECTIONS AND SERVICING. Since June 4, 1999, there
has been no material adverse change in the ability of the Seller or any Originator Subsidiary to service and collect the Receivables.

                  (p) NO PURCHASE TERMINATION DATE. No Purchase Termination Date has occurred.

                  (q) NOT AN INVESTMENT COMPANY OR A HOLDING COMPANY. The Seller is not, and is not controlled by, an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or is exempt from all provisions of such Act. The Seller is not a "holding company", or a subsidiary or affiliate of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  (r) COMPLIANCE WITH ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

                  (s) LOCK-BOX ACCOUNTS. The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Exhibit C to the Transfer Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as will have been notified to the Servicer and for which Lock-Box Agreements will have been executed and delivered to the Servicer). All Obligors have been instructed to make payment to a Lock-Box Account and only Collections are deposited into the Lock-Box Accounts.

                  (t) BULK SALES. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

                  (u) PREFERENCE; VOIDABILITY. The Purchaser has given reasonably equivalent value to the Seller in consideration for the transfer to the Purchaser of the Receivables and Related Security by the Seller, and each such transfer has not been made for or on account of an antecedent debt owed by the Seller to the Purchaser.

                  (v) YEAR 2000 COMPLIANCE. The Seller and each Originator Subsidiary has (i) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by suppliers and vendors) that could be adversely affected by

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the Year 2000 Problem, (ii) developed a plan and timeline for addressing the
Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. The Seller reasonably believes that all computer applications (including those of its suppliers and vendors) that are material to its or any of the Originator Subsidiaries' business and operations will on a timely basis be Year 2000 Compliant on or before September 30, 1999 and thereafter, except to the extent that a failure to do so could not reasonably be expected (a) to have a material adverse effect on the ability of the Seller to perform its obligations hereunder or (b) to result in a Purchase Termination Date.

                  The Seller (i) has completed a review and assessment of all the Receivables Systems and (ii) has determined that such Receivable Systems are Year 2000 Compliant or will be Year 2000 Compliant on or before September 30, 1999 and thereafter.

                  The costs of all necessary assessment, remediation, testing and integration related to the Seller's plan for becoming Year 2000 Compliant will not have a material adverse effect on the financial condition or operations of the Seller.

                  SECTION 4.2. REAFFIRMATION OF REPRESENTATIONS AND WARRANTIES BY THE SELLER; NOTICE OF BREACH. On each date that Receivables are conveyed hereunder, the Seller, by accepting the proceeds of such conveyance, shall be deemed to have certified that all representations and warranties described in
Section 4.1 are true and correct on and as of such day as though made on and as of such day. The representations and warranties set forth in Section 4.1 shall survive the conveyance of Receivables to the Purchaser, and termination of the rights and obligations of the Purchaser and the Seller under this Agreement. Upon discovery by the Purchaser or the Seller of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other within three Business Days of such discovery.

                                    ARTICLE V

                             COVENANTS OF THE SELLER

SECTION 5.1. AFFIRMATIVE COVENANTS OF THE SELLER. At all times from the date hereof to the Purchase Termination Date:

                  (a) CONDUCT OF BUSINESS. The Seller will, and will cause each of the Originator Subsidiaries to do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where the failure to do so would not have a material adverse effect on the ability of the Seller or any Originator Subsidiary's ability to perform their respective obligations hereunder. The Seller will cause each of the Originator Subsidiaries to carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

                  (b) COMPLIANCE WITH LAWS. The Seller will, and will cause each of the Originator Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject, except where the failure to do so would not have a material adverse effect on the ability of the Seller or any Originator Subsidiary's ability to perform their respective obligations hereunder.

                  (c) FURNISHING OF INFORMATION AND INSPECTION OF RECORDS. The Seller will, and will cause each Originator Subsidiary to, furnish to the Purchaser from time to time such information with respect to the Receivables as the Purchaser may reasonably request, including, without limitation, listings identifying the Obligor and the outstanding balance for each Receivable. The Seller will, and will cause each Originator Subsidiary to, at any time and from time to time during regular business hours permit, upon reasonable notice, the Purchaser, or its agents or representatives, (i) to examine and make copies of and take abstracts from all Records and (ii) to visit the offices and properties of the Seller or the applicable Originator Subsidiary, for the purpose of examining such Records, and to discuss matters relating to Receivables or the Seller's or such Originator Subsidiary's performance under the Transfer Agreement with any of the officers, directors, employees or independent public accountants of the Seller or such Originator Subsidiary having knowledge of such matters.

                  (d) OFFICES, RECORDS AND BOOKS OF ACCOUNT. The Seller will, and will cause each Originator Subsidiary to (i) keep its principal place of business and chief executive office (as such terms or similar terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the addresses set forth in Section 9.3 hereof or at any other locations in jurisdictions where all actions reasonably requested by the Purchaser to protect and perfect the interest of the Purchaser in the Receivables and the Related Collateral have been taken and completed and (ii) shall provide the Purchaser with at least 30 days' written notice before making any change in its name or making any other change in its identity or corporate structure that could render any UCC financing statement filed in connection with the Transfer Agreement seriously misleading as such term (or similar term) is used in the Relevant UCC; each notice to the Purchaser pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Seller will, and will cause each Originator Subsidiary to, maintain and implement (or cause to be maintained and implemented) administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain (or cause to be maintained and implemented), all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable in accordance with its Credit and Collection Policy). The Seller will give notice to the Purchaser of any material change in the administrative and operating procedures of the Seller referred to in the previous sentence.

                  (e) PERFORMANCE AND COMPLIANCE WITH RECEIVABLES AND CONTRACTS. The Seller will, and will cause each Originator Subsidiary to, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by the Seller or such Originator Subsidiary under the Contracts related to the Receivables.

                  (f) CREDIT AND COLLECTION POLICIES. The Seller will, and will cause each Originator Subsidiary to, comply in all material respects with the relevant Credit and Collection Policy in regard to each Receivable and the related Contract.

                  (g) COLLECTIONS. The Seller will instruct all Obligors, or cause all Obligors to be instructed, to cause all Collections to be deposited directly to a Lock-Box Account.

                  (h) COLLECTIONS RECEIVED. The Seller will, and will cause each Originator Subsidiary to, hold in trust, and deposit, immediately, but in any event not later than two (2) Business Days of its receipt thereof, to a Lock-Box Account all Collections received from time to time by the Seller; provided, that if the Seller or an Originator Subsidiary receives any Collections, the Seller shall, and shall cause such Originator Subsidiary to, as applicable, immediately, but in any event within two (2) Business Days of receipt, remit such Collections to a Lock-Box Account; PROVIDED, FURTHER, that the Seller and the Originator Subsidiaries may initially deposit any checks which it receives pursuant to this sentence into its operating account if such Collections are transferred from such operating account to a Lock-Box Account within two (2) Business Days and the aggregate amount of such Collections in all such operating accounts does not exceed at any one time $10,000,000.

                  (i) SALE TREATMENT. The Seller will treat this conveyance for accounting purposes as a sale and to the extent any such reporting is required, will report the transactions contemplated by this Agreement on all relevant books, records, financial statements and other applicable documents (other than for tax purposes) as a sale of Receivables to the Purchaser. Without limiting the foregoing, the Seller will disclose (in a footnote or otherwise) in all of its respective financial statements (including any such financial statements consolidated with any other Persons' financial statements) the existence and nature of the transaction contemplated hereby and the interest of the Purchaser in the Receivables sold hereunder and the Related Security.

                  (j) YEAR 2000 COMPLIANCE. The Seller will promptly notify the Purchaser in the event the Seller discovers or determines that any Receivables System (including those of its suppliers and vendors) (i) that is necessary for the origination, collection, management, or servicing of the Receivables will not be Year 2000 Compliant on or before September 30, 1999 and thereafter, or (ii) that is otherwise material to its or any of the Originator Subsidiaries' business and operations will not be Year 2000 Compliant on a timely basis, except to the extent that, in the case of (ii) above, such failure could not reasonably be expected (a) to have a material adverse effect on the ability of the Seller to perform its obligations hereunder, or (b) to result in a Purchase Termination Date.

                  (k) OWNERSHIP INTEREST, ETC. The Seller will, at its expense, take all action necessary to establish and maintain a valid and enforceable ownership interest in the Receivables and the Related Security, free and clear of any Adverse Claim, in favor of the Purchaser or the Agent, including taking such action to perfect, protect or more fully evidence the interest of the Purchaser, as the Purchaser may reasonably request.

                  SECTION 5.2. NEGATIVE COVENANTS OF THE SELLER. At all times from the date hereof to the Purchase Termination Date:

                  (a) NO SALES, LIENS, ETC. Except as otherwise provided herein or under the Transfer Agreement, the Seller will not, nor will it permit any Originator Subsidiary to, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (or the filing of any financing statement) or with respect to (x) any of the Receivables sold hereunder and the Related Security, (y) any inventory or goods, the sale of which gives rise to a Receivable (other than sales in the ordinary course of its business), or (z) any account which concentrates in a Lock-Box Bank to which the Collections of Receivables sold hereunder and the Related Security are sent, or assign any right to receive income in respect thereof.

                  (b) NO EXTENSION OR AMENDMENT OF RECEIVABLES. Except as otherwise permitted in Section 6.2 of the Transfer Agreement, the Seller will not, nor will it permit any Originator Subsidiary to, extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive terms or conditions of Contract related thereto.

                  (c) NO CHANGE IN CREDIT AND COLLECTION POLICY. The Seller will not, nor will it permit any Originator Subsidiary to, make any change in its Credit and Collection Policy, which change would impair the collectibility of any material portion of the Receivables or otherwise have a material adverse effect on the ability of the Seller to perform its obligations hereunder.

                  (d) NO MERGERS, ETC. The Seller will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer directly or indirectly all or any substantial part of the assets of the Seller and its Subsidiaries taken as a whole to any other Person; provided that the Seller may merge with another Person if the Seller is the surviving corporation and, after giving effect thereto, no Purchase Termination Date exists.

                  (e) CHANGE IN PAYMENT INSTRUCTIONS TO OBLIGORS. The Seller will not, nor will it permit any Originator Subsidiary to, add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account to or from those listed in Exhibit C to the Transfer Agreement or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Account, unless (i) such instructions are to deposit such payments to another existing Lock-Box Account or (ii) the Agent shall have received written notice of such addition, termination or change at least 30 days prior thereto and the Agent shall have received a Lock-Box Agreement executed by each new Lock-Box Bank or an existing Lock-Box Bank with respect to each new Lock-Box Account, as applicable.

                  (f) DEPOSITS TO LOCK-BOX ACCOUNTS. The Seller will not, nor will it permit any Originator Subsidiary to, deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections of Receivables unless such other cash and proceeds are removed from such Lock-Box Account within two (2) Business Days.

                  (g) CHANGE OF NAME, ETC. The Seller will not, nor will it permit any Originator Subsidiary to, change its name, identity or structure or the location of its chief executive office, unless at least ten (10) days prior to the effective date of any such change the Seller delivers to the Purchaser
(i) such documents, instruments or agreements, executed by the Seller or such Originator Subsidiary as are necessary to reflect such change and to continue the perfection of the Purchaser's ownership interests in the Affected Assets and
(ii) new or revised Lock-Box Agreements executed by the Lock-Box Banks which reflect such change and enable the Agent to continue to exercise its rights contained in Section 2.7 of the Transfer Agreement.

                  (h) AMENDMENTS TO LOCK-BOX AGREEMENTS. The Seller will not, nor will it permit any Originator Subsidiary to, amend, modify, or supplement any Lock-Box Agreement or waive any provision thereof, in each case except with the prior written consent of the Agent; nor shall the Seller or any Originator Subsidiary take any other action under any Lock-Box Agreement that could have a material adverse effect on the Agent, the Company or any Bank Investor or which is inconsistent with the terms of the Transfer Agreement.

                                   ARTICLE VI

              REPURCHASE OBLIGATION; DEEMED COLLECTIONS;INDEMNITIES

SECTION 6.1. MANDATORY REPURCHASE. (a) If on any day the outstanding balance of a Receivable conveyed hereunder and included at any time as an Eligible Receivable on an Investor Report is either (x) reduced as a result of any defective, rejected or returned merchandise or services, any discount, credit, dispute, warranty claim, repossessed or returned goods, charge-back, allowance, any billing adjustment, similar dilutive factor or other similar adjustment or (y) reduced or canceled as a result of a setoff or offset in respect of any claim by any Person against the Seller, any Originator Subsidiary or the Servicer (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation and the Seller shall pay to the Purchaser an amount equal to such reduction or cancellation.

                  (b) If on any day any representation or warranty of the Seller in this Agreement was or becomes untrue with respect to a Receivable (whether on or after the date of any transfer of such Receivable to the Purchaser), the Seller shall be deemed to have received on such day a Collection of such Receivable in full and the Seller shall on such day pay to the Purchaser an amount equal to the outstanding balance of such Receivable.

                  (c) Any payment by an Obligor in respect of any indebtedness, obligation or liability owed by it to the Seller or any Originator Subsidiary shall, except as otherwise specified by such Obligor or otherwise required by contract or law be applied as a Collection of any Receivable of such Obligor included in the Receivables transferred hereunder (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other indebtedness of such Obligor to the Seller.

                  SECTION 6.2. INDEMNIFICATION. The Seller agrees to indemnify, defend and hold the Purchaser harmless from and against any and all losses, liabilities, damages, judgments, claims, deficiencies, or expenses (including interest, penalties, reasonable attorneys' fees and amounts paid in settlement) ("INDEMNIFIED AMOUNTS") to which the Purchaser or any assignee thereof may become subject insofar as any such Indemnified Amount arises out of or is based upon a breach by the Seller of its representations, warranties and covenants contained herein, or any information certified in any schedule or certificate delivered by the Seller hereunder, being untrue in any material respect at any time; excluding, however, Indemnified Amounts resulting from (i) recourse for uncollectible Receivables and Related Security or (ii) the gross negligence or willful misconduct on the part of Purchaser or such assignee. The obligations of the Seller under this Section 6.2 shall be considered to have been relied upon by the Purchaser, the Company and the Bank Investors and shall survive the execution, delivery, performance and termination of this Agreement, regardless of any investigation made by the Purchaser, the Company, any Bank Investor or on behalf of any of them.

                  SECTION 6.3. NO RECOURSE. Except as otherwise provided in this
Article VI, the purchase and sale of Receivables under this Agreement shall be without recourse to the Seller.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

SECTION 7.1. CONDITIONS TO THE PURCHASER'S OBLIGATIONS REGARDING RECEIVABLES. The obligations of the Purchaser to purchase any Receivables on any sale date (except clause (e), which shall apply only on the initial sale date) shall be subject to the satisfaction of the following conditions:

                  (a) All representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on each sale date with the same effect as though such representations and warranties had been made on such date;

                  (b) All information concerning such Receivables provided to the Purchaser shall be true and correct in all material respects as of any sale date;

                  (c) The Seller shall have substantially performed all other obligations required to be performed by the provisions of this Agreement;

                  (d) The Seller shall have filed or caused to be filed the financing statement(s) required to be filed pursuant to Section 2.1(b); and

                  (e) All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Purchaser, and the Purchaser shall have received from the Seller copies of all documents (including, without limitation, records of corporate proceedings) relevant to the transactions herein contemplated as the Purchaser may reasonably have requested.


                                  ARTICLE VIII

                              TERM AND TERMINATION

SECTION 8.1. TERM. This Agreement shall commence as of the date of execution and delivery hereof and shall continue in full force and effect until the date following the earlier of (i) the date designated by the Purchaser or the Seller as the termination date at any time following sixty (60) day's written notice to the other (with a copy thereof to the Agent), (ii) the date on which the Termination Date (other than a Termination Date caused by a Conduit Termination Event) occurs or is declared pursuant to Section 7.2 of the Transfer Agreement, (iii) the day on which the Investment Termination Date shall occur under the Transfer Agreement unless the Transferred Interest shall have been assigned (or concurrently is so assigned) to the Bank Investors under Section 9.9 of the Transfer Agreement, (iv) upon the occurrence of an Event of Bankruptcy with respect to either the Purchaser or the Seller, or (v) the date on which either the Purchaser or the Seller becomes unable for any reason to purchase or re-purchase any Receivable in accordance with the provisions of this Agreement or defaults on its material obligations hereunder, which inability to purchase or default continues unremedied for more than thirty (30) days after written notice by the other party hereto (any such date being a "PURCHASE TERMINATION DATE"); PROVIDED, HOWEVER, that the occurrence of the Purchase Termination Date pursuant to this Section 8.1 hereof shall not discharge any Person from any obligations incurred prior to the Purchase Termination Date, including, without limitation, any obligations to make any payments with respect to the interest of the Purchaser in any Receivable sold prior to the Purchase Termination Date.

                  SECTION 8.2. EFFECT OF PURCHASE TERMINATION DATE. Following the occurrence of the Purchase Termination Date pursuant to Section
8.1 hereof, the Seller shall not sell, and the Purchaser shall not purchase, any Receivables. No termination or rejection or failure to assume the executory obligations of this Agreement in any Event of Bankruptcy with respect to the Seller or the Purchaser shall be deemed to impair or affect the obligations pertaining to any executed sale or executed obligations, including, without limitation, pre-termination breaches of representations and warranties by the Seller or the Purchaser. Without limiting the foregoing, prior to the Purchase Termination Date, the failure of the Seller to deliver computer records of any Receivables or any reports regarding any Receivables shall not render such transfer or obligation executory, nor shall the continued duties of the parties pursuant to Article V or Section 9.1 of this Agreement render an executed sale executory.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

SECTION 9.1. AMENDMENT. This Agreement and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by the Purchaser and the Seller and consented to in writing by the Agent. Any reconveyance executed in accordance with the provisions hereof shall not be considered amendments to this Agreement.

                  SECTION 9.2. GOVERNING LAW; SUBMISSION TO JURISDICTION.

                  (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                  (b) The parties hereto hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in The City of New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 9.2 shall affect the right of the Purchaser to bring any other action or proceeding against the Seller or its property in the courts of other jurisdictions.

                  SECTION 9.3. NOTICES. Except as provided below, all communications and notices provided for hereunder shall be in writing (including telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth below or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.3 and confirmation is received, (ii) if given by mail 3 Business Days following such posting, postage prepaid, U.S. certified or registered, (iii) if given by overnight courier, one
(1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified in this Section 9.3.

                  (a)      in the case of the Purchaser:

                           KCH Funding, L.L.C.
                           21900 Burbank Boulevard, Suite 112
                           Woodland Hills, CA 91367-7418
                           Attention:  Treasurer
                           Telephone:  (818) 992-2890
                           Telecopy:   (818) 992-2673

                  with a copy to:

                           NationsBank, N.A.
                           NationsBank Corporate Center
                           100 North Tryon Street
                           NC1-007-10-07
                           Charlotte, NC 28255
                           Attention: Michelle M. Heath

                  Asset Backed Securitization Group

                           Telephone: (704) 386-7922
                           Telecopy:  (704) 388-9169

                  (b)      in the case of the Seller:

                           UNOVA, Inc.
                           21900 Burbank Blvd.
                           Woodland Hills, CA 91367-7418
                           Attention:  Treasurer
                           Telephone:  (818) 992-2880
                           Telecopy:   (818) 992-2627

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.

                  SECTION 9.4. SEVERABILITY OF PROVISIONS. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

                  SECTION 9.5. ASSIGNMENT. This Agreement may not be assigned by the parties hereto, except that the Purchaser may assign its rights hereunder pursuant to the Transfer Agreement to the Agent, for the benefit of the Company and the Bank Investors, and that the

Company may assign any or all of its rights to any Liquidity Provider or to a Conduit Assignee. The Purchaser hereby notifies (and the Seller hereby acknowledges that) the Purchaser, pursuant to the Transfer Agreement, has assigned its rights hereunder to the Agent. All rights of the Purchaser hereunder may be exercised by the Agent or its assignees, to the extent of their respective rights pursuant to such assignments.

                  SECTION 9.6. FURTHER ASSURANCES. The Purchaser and the Seller agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect the purposes of this Agreement, including, without limitation, the execution of any financing statements or continuation statements or equivalent documents relating to the Receivables conveyed hereunder for filing under the provisions of the Relevant UCC or other laws of any applicable jurisdiction.

                  SECTION 9.7. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Purchaser, the Seller or the Agent, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privilege provided by law.

                  SECTION 9.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts including telecopy transmission thereof (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

                  SECTION 9.9. BINDING EFFECT; THIRD-PARTY BENEFICIARIES. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Agent, on behalf of the Company and its assignees and the Bank Investors, and any Liquidity Provider is intended by the parties hereto to be a third-party beneficiary of this Agreement.

                  SECTION 9.10. MERGER AND INTEGRATION. Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

                  SECTION 9.11. HEADINGS. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

                  SECTION 9.12. EXHIBITS. The schedules and exhibits referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

                  IN WITNESS WHEREOF, the Purchaser and the Seller each have caused this Receivables Purchase Agreement to be duly executed by their respective officers as of the day and year first above written.

                                          UNOVA, INC.,
                                            as Seller


                                          By: /S/ CHARLES A. CUSUMANO
                                              ---------------------------
                                                 Charles A. Cusumano
                                                 Vice President


                                          KCH FUNDING, L.L.C.,
                                            as Purchaser


                                          By: /S/ ELMER C. HULL, JR.
                                              ---------------------------
                                                 Elmer C. Hull, Jr.
                                                 Treasurer


Acknowledged and agreed as
 of the date first above written:


ENTERPRISE FUNDING CORPORATION


By:  /S/ ANDREW L. STIDD
   ---------------------------
       Andrew L. Stidd
       President


NATIONSBANK, N.A., as Agent


By: /S/ ROBERT R. WOOD
   ---------------------------
     Robert R. Wood
     Vice President

                                                                       EXHIBIT A



                         [Form of Transfer Certificate]

                              TRANSFER CERTIFICATE



                  Reference is made to the Receivables Purchase Agreement dated as of June 18, 1999 (such agreement as amended, modified or supplemented from time to time, the "Agreement") among KCH Funding, L.L.C., as purchaser (the "Purchaser") and UNOVA, Inc., as seller (the "Seller"). Terms defined in the Agreement are used herein as therein defined.

                  The Seller hereby sells, conveys, transfers and assigns to the Purchaser, all of its right, title and interest, whether now owned or hereafter acquired, in, to and under certain Receivables and the Related Security, Collections and proceeds relating thereto, (the "Transfer"). Each Transfer by the Seller to the Purchaser and evidenced hereby shall be indicated by the Purchaser on the grid attached hereto which is part of this Transfer Certificate.

                  This Transfer Certificate is made without recourse except as otherwise provided in the Agreement.

                  This Transfer Certificate shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law provisions thereof.

                  IN WITNESS WHEREOF, the undersigned has caused this Transfer Certificate to be duly executed and delivered by its duly authorized officer as of the date first above written.

                                   UNOVA, INC.


                                   By:
                                       ------------------------------
                                       Name:
                                       Title:

                                     GRID


DATE OF                                AMOUNT OF                           TOTAL
TRANSFER                               TRANSFER                            TRANSFER
--------                               ---------                           --------








                                      A-2